TALEN ENERGY

Paul A. Farr • President and Chief Executive Office
Talen Energy Supply, LLC•(610) 774-2426 • Paul.Farr@TalenEnergy.com
www.TalenEnergy.com • 835 Hamilton St., Suite 150 • Allentown, PA 18101

June 20, 2016

James E. Schinski
Senior Vice President and Chief Administrative Officer
835 Hamilton St. STE 150
Allentown PA 18101

Retention Bonus

Dear James,

As you are aware, Talen Energy Corporation ("Talen Energy") has entered into a merger agreement with certain affiliates of Riverstone Holdings LLC ("Riverstone") pursuant to which Talen Energy will be acquired by such Riverstone affiliates (the "Riverstone Transaction"). Talen Energy Supply, LLC (the "Company"), a wholly owned subsidiary of Talen Energy, has determined that appropriate steps should be taken to encourage the retention of key employees, including you, through the Closing (as defined below), in view of the continuing importance of your work to the success of the Company and Talen Energy. Accordingly, in recognition of your efforts to date and to encourage your continued employment with the Company, the Company has determined to provide you with the opportunity to earn a retention bonus, pursuant to the terms of this letter agreement.

1. Effectiveness. This letter agreement will become effective upon its execution by each of the parties.

2. Retention Bonus.

(a) Subject to the terms of this letter agreement, the Company hereby grants to you the opportunity to earn a cash retention bonus in the amount of $400,000 (the "Retention Bonus"). The Retention Bonus will vest on the earlier of (i) Closing or (ii) September 2, 2017 (such earlier date, the "Bonus Vesting Date"). Subject to the terms of this letter agreement (including, without limitation, Section 2(c) below), the Retention Bonus, if earned, will be payable to you in a lump sum cash amount, on the 30th day following the Bonus Vesting Date (the "Bonus Payment Date"). Notwithstanding any provision of this letter agreement, except as provided in Section 2(b) below, the Retention Bonus will be payable to you only if you remain continuously employed by the Company or one of its affiliates through the Bonus Vesting Date.

(b) Notwithstanding the foregoing, in the event of the termination of your employment by the Company without Cause (as defined below) or due to your death or Disability (as defined below) prior to the Bonus Vesting Date, subject to your compliance with Section 4 below through the date of such termination, you will be eligible to receive a pro-rata portion of the Retention Bonus, with such pro-rata portion equal to the

Retention Bonus multiplied by the fraction determined by dividing (i) the number of calendar days elapsed between June 2, 2016 and your termination of employment by (ii) the number of calendar days elapsed between June 2, 2016 and the Bonus Vesting Date. Any such pro-rata portion of the Retention Bonus that becomes due will be paid on the 30th day following the Bonus Vesting Date.

(c) Payment of the Retention Bonus is contingent upon your executing and not revoking a release of claims in a form acceptable to the Company (which shall be substantially the form set forth as Appendix A), within twenty-eight (28) days of the Bonus Vesting Date. The release of claims will be presented to you no sooner than the Bonus Vesting Date, and may not be executed before the Bonus Vesting Date.

(d) For the avoidance of doubt, you will not be entitled to any Retention Bonus in the event (i) the Company terminates your employment for Cause prior to the Bonus Vesting Date, (ii) you voluntarily terminate your employment for any reason prior to the Bonus Vesting Date, or (iii) you fail to execute a release of claims as required by Section 2(c) above.

(e) The Retention Bonus is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of Talen Energy or any of its affiliated entities unless such plan or agreement expressly so provides.

3. Golden Parachute Excise Tax. In the event that your receipt of the Retention Bonus, along with the aggregate amount of any other payments or benefits that could be paid, provided or delivered to you by the Company, are considered "parachute payments" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) (the Retention Bonus and such payments and benefits, the "Parachute Payments"), then the aggregate amount of Parachute Payments to which you will be entitled will equal the amount which produces the greatest after-tax benefit to you after taking into account any excise tax payable by you under Section 4999 of the Code (the "Excise Tax"). For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to you, only if doing so would place you in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in the future. All determinations to be made under this Section 3 will be made, at the Company's expense, by a nationally recognized certified public accounting firm selected by the Company.

4. Covenants. You hereby agree that you will use your reasonable best efforts to perform faithfully and efficiently your duties and responsibilities to the Company and, prior to the Closing, assist Talen Energy in consummating the Riverstone Transaction.

5. Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential and, except as required by law or to the extent Talen Energy has already disclosed such terms pursuant to applicable law, will not disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential).

6. Withholding. The Company may deduct and withhold from any amount payable under this letter

agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

7. Assignment.

(a) This letter agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a "Successor") to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term "Company" will mean the Company as defined herein and any Successor and any permitted assignee to which this letter agreement is assigned.

8. Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

10. Governing Law; Venue. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this letter agreement will be filed in the Federal or state courts in the city of Allentown, Pennsylvania.

11. Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that the payment contemplated under this letter agreement are exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in a manner consistent therewith.

12. Definitions. For purposes of this letter agreement, the following definitions will apply:

(a) "Cause" means your (i) engagement in misconduct which is materially injurious to the Company, Talen Energy or any of their respective affiliates, (ii) insubordination after clear and lawful direction, (iii) commission of a felony (or state or local law equivalent) in the performance of duties for the Company, Talen

Energy or any of their respective affiliates, (iv) commission of an act or acts constituting any fraud against, or embezzlement from, the Company, Talen Energy or any of their respective affiliates, (v) material breach of any confidentiality, non-solicitation or non-competition covenant entered into between you and the Company, Talen Energy or any of their respective affiliates, or (vi) employment with a competitor while employed by the Company, Talen Energy or any of their respective affiliates. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this letter agreement.

(b) "Closing" has the meaning set forth in Section 2.1 of the Agreement and Plan of Merger (the "Merger Agreement") between Talen Energy Corporation and RPH Parent LLC, a Delaware limited liability company, SPH Parent LLC, a Delaware limited liability company, CRJ Parent LLC, a Delaware limited liability company and RJS Merger Sub Inc.

(c) "Disability" has the meaning of such term set forth in Section 409A of the Code.

13. Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

14. Miscellaneous. Nothing contained in this letter agreement confers upon you the right to continue to be employed by the Company, Talen Energy or any of their respective affiliates for any particular period of time, or interferes with or restricts in any way the right of the Company, Talen Energy or any of their respective affiliates, or you, to terminate your employment at any time, with or without Cause and for any reason or no reason at all.

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.

By: ______________________

Paul A. Farr
President and Chief Executive Officer
Talen Energy Supply, LLC

Accepted and Agreed:

____

James E. Schinski